EXHIBIT 10(v)
Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of this 10 day of September, 2008 by and among Thomas E. Holder Jr. (the “Executive”), Crescent Financial Corporation, a North Carolina corporation (the “Corporation”), and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation (the “Bank”).  The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

Whereas, the Executive is the Senior Credit Officer of the Bank, possessing unique skills, knowledge, and experience relating to their business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Corporation and affiliates,

Whereas, the Executive and the Employer intend that this Agreement shall supersede and replace in its entirety the October 24, 2007 Employment Agreement between the Executive and the Employer, and

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
Employment

1.1           Employment.  The Employer hereby employs the Executive to serve as Senior Credit Officer according to the terms and conditions of this Agreement and for the period stated in section 1.3.  The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2           Duties.  The Executive shall serve under the direction of the Employer’s President and Chief Executive Officer and in accordance with the Employer’s Articles of Incorporation and Bylaws, as the Articles of Incorporation and Bylaws may be amended or restated from time to time.  The Executive shall report directly to the President and Chief Executive Officer.  The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability.  The Executive shall exclusively devote full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement.  Without the written consent of the board of directors of each of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this Article 2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3           Term of Employment.  The initial term of this Agreement shall be for a period of three years commencing on the effective date of this Agreement.  On the first anniversary of the effective date of this Agreement and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended.  If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing, and this Agreement shall nevertheless remain in force until its term expires.  The board’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5.  References herein to the term of this Agreement mean the initial term, as the same may be extended.  Unless sooner terminated, the Executive’s employment and the term of this Agreement shall terminate when the Executive attains age 65.

Article 2
Compensation and Benefits

2.1           Base Salary.  In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $170,000, payable in semi-monthly installments.  No less frequently than annually, the Executive’s salary shall be reviewed by the Compensation Committee of the Employer’s board of directors or by the board committee with jurisdiction over executive compensation.  The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases.  The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation.  However, the Executive’s salary shall not be reduced.  The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2           Benefit Plans and Perquisites.  The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation stock option and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement and plans providing pension, medical, dental, disability, and group life benefits, including the Employer’s 401(k) plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.  Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the Executive’s obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

2.3           Vacation.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer, but in no event fewer than four weeks of vacation per year.  The Executive shall schedule at least five consecutive days of vacation per year.  The timing of vacations shall be scheduled in a reasonable manner by the Executive.  The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by the Employer’s board of directors to do so.

2.4           Indemnification and Insurance.  (a)  Indemnification.  The Employer shall indemnify the Executive or cause the Executive to be indemnified for the Executive’s activities as a director, officer, employee, or agent of the Employer or as a person who is serving or has served at the request of the Employer (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Employer has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent, or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during the Executive’s service in such position.  The indemnification provided to the Executive under this Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Agreement.  Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.

(b)           Exclusions.  Despite anything herein to the contrary, however, nothing in this section 2.4 requires indemnification, reimbursement, or payment by the Employer, and the Executive shall not be entitled to demand indemnification, reimbursement, or payment –

1)          if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

2)          for any claim or any part thereof for which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to the Employer or with reckless disregard for the Employer’s best interests, or

3)          for any claim or any part thereof arising under section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

4)          for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which the Executive was not entitled, or

5)          any proceeding initiated by the Executive without the consent or authorization of the Employer’s board of directors, but this exclusion shall not apply to any claims brought by the Executive (x) to enforce the Executive’s rights under this Agreement, or (y) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c)           Insurance.  The Employer shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.

Article 3
Termination

3.1           Termination Because of Death or Disability.  (a)  Death.  The Executive’s employment shall terminate automatically on the date of the Executive’s death.  If the Executive’s employment terminates because of the Executive’s death, the Executive’s estate shall receive any sums due the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, plus any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years.  If the Executive dies in active service to the Employer, for 12 months after the Executive’s death the Employer shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b)           Disability.  By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement the Executive shall be deemed to be “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days.  The Executive shall not be deemed to be disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination because of disability.  If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time.  During the period of incapacity leading up to termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments under this section 3.1(b) to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.  Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2           Involuntary Termination for Cause.  The Employer may terminate the Executive’s employment for Cause.  If the Executive’s employment is terminated for Cause by either of the Corporation or the Bank, the Executive’s employment with the other shall also terminate at the same time.  If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.  For purposes of this Agreement “Cause” means any of the following occur –

(a)           an act of fraud, embezzlement, or theft by the Executive in the course of employment or misconduct involving dishonesty, or

(b)           intentional violation of any law or significant policy of the Employer or an affiliate, which in the Employer’s sole judgement causes material harm to the Employer or affiliate, regardless of whether the violation leads to criminal prosecution or conviction.  For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Employer.  For purposes of this Agreement no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence.  An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer, or

(c)           the Executive’s gross negligence or gross neglect in the performance of duties, or

(d)           intentional wrongful damage by the Executive to the business or property of the Employer or its affiliates, including without limitation the reputation of the Employer, which in the Employer’s sole judgment causes material harm to the Employer, or

(e)           a breach by the Executive of fiduciary duties as an officer or director of the Employer, or misconduct involving dishonesty, or

(f)           a breach by the Executive of this Agreement that in the sole judgment of the Employer is a material breach, which breach is not corrected by the Executive within ten days after receiving written notice of the breach, or

(g)           removal of the Executive from office or permanent prohibition of the Executive from participating in the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h)           the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(i)            conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

3.3           Voluntary Termination by the Executive.  If the Executive terminates employment voluntarily, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4           Involuntary Termination Without Cause.  With written notice to the Executive 60 days in advance, the Employer may terminate the Executive’s employment without Cause.  Termination shall take effect at the end of the 60-day period.  If the Executive’s employment terminates involuntarily without Cause, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.

3.5           Notice.  Any purported termination by the Employer or by the Executive shall be communicated by written notice of termination to the other.  The notice must state the specific termination provision of this Agreement relied upon.  The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice.  If termination is an involuntary termination for Cause, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

Article 4
Severance

4.1           Termination Without Cause.  Subject to the possibility that continued Base Salary for the first six months after employment termination might be delayed because of section 4.2, if the Executive’s employment terminates involuntarily but without Cause the Executive shall be entitled to receive from the Employer continued Base Salary for 12 months from the date of termination.  The severance benefit provided by this section 4.1 shall not be payable, however, if the Executive’s employment is terminated within 24 months after a change in control of the Corporation.  In addition, if the Executive becomes employed elsewhere during the 12-month period in which severance benefits are payable under this section 4.1, the severance benefit provided by this section 4.1 shall be reduced by the amount of any other compensation earned by the Executive during the 12-month period.  A change in control of the Corporation means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of the Corporation’s stock,

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of the Corporation’s stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

4.2           Possible Delay Because of 409A.  If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if continued Base Salary under section 4.1 would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s severance benefit under section 4.1 for the first six months after employment termination shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates.  References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

4.3           Lump-sum Benefit After a Change in Control.  If a change in control occurs during the term of this Agreement, within 15 business days after the change in control the Employer shall make or cause to be made to the Executive a lump-sum cash payment in the amount of $75,000.  The Executive shall be entitled to the $75,000 payment after a change in control on no more than one occasion during the term of this Agreement.  For purposes of this section 4.3 the term change in control means a change in control as defined in section 4.1.

Article 5
Confidentiality and Creative Work

5.1           Non-disclosure.  The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business.  As used in this Article 5, the term “confidential information” means all of the Employer’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)           the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)           the whole or any portion or phase of any research and development information, design procedures, algorithms, or processes, or other technical information,

(c)           the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)           trade secrets, as defined from time to time by the laws of the State of North Carolina.

Despite the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer or (y) otherwise than by or at the Executive’s direction.  This section 5.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

5.2           Return of Materials.  The Executive agrees to deliver or return to the Employer upon employment termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder.  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

5.3           Injunctive Relief.  The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 5.  Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

5.4           Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination.  For purposes of this Agreement the term “affiliate” of the Employer includes the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.  The rights and obligations set forth in this Article 5 shall survive termination of this Agreement.

5.5           Creative Work.  The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer.  The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

Article 6
Competition After Employment Termination

6.             Restrictions on the Executive’s Post-Employment Activities.  These restrictions have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement.  The Employer’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 6.

(a)           Promise of no solicitation.  The Executive promises and agrees that during the Restricted Period (as defined below), and in the Restricted Territory (as defined below), the Executive will 1:

1.             not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by the Employer during the two years immediately preceding the Executive’s employment termination with the Employer;

2.             not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any respect; and

3.             not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Employer.

(b)           Promise of no competition.  The Executive promises and agrees that during the Restricted Period in the Restricted Territory, the Executive will not engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by the Employer to Customers during the two years immediately preceding the Executive’s employment termination with the Employer; or (ii) as offered by the Employer to any of its Customers during the Restricted Period.2  Subject to the above provisions and conditions of this subparagraph (b), the Executive promises that during the Restricted Period the Executive will not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services which is located in, or conducts business in the Restricted Territory.

(c)           Promise of no raiding/hiring.  The Executive promises and agrees that during the Restricted Period, the Executive will not solicit or attempt to solicit and will not encourage or induce in any way, any employee, joint venturer or business partner of the Employer to terminate an employment or contractual relationship with the Employer.  The Executive agrees that the Executive will not hire any person employed by Employer during the two (2) year period prior to the Executive’s employment termination with the Employer or any person employed by the Employer during the Restricted Period.

(d)           Promise of no disparagement.  The Executive promises and agrees that during the Restricted Period, the Executive will not cause statements to be made (whether written or oral) which reflect negatively on the business reputation of the Employer.

(e)           Acknowledgment.  The Executive and the Employer acknowledge and agree that the provisions of this Article 6 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Employer.  Both parties agree that a violation of Article 6 is likely to cause immediate and irreparable harm which will give rise to the need for court ordered injunctive relief.  In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Employer shall be entitled to obtain an injunction restraining the Executive from violating the terms of this Agreement, and to institute an action against the Executive to recover damages from the Employee for such breach.  These remedies for default or breach are in addition to any other remedy or form of redress provided under North Carolina law. The parties acknowledge that the provisions of this Article 6 survive termination of the employment relationship.  The parties agree that if any of the provisions of this Article 6 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement.  Without limiting the generality of the foregoing, without limiting the remedies available to the Employer for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 6 the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Bank or the Corporation.

1 For Example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.
2 For Example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

(f)           Definitions:

1.           “Restricted Period” as used herein means the one (1) year immediately following the Executive’s termination and/or separation of employment with the Employer, regardless of the reason for termination and/or separation.  The Restricted Period shall be extended in an amount equal to any time period during which a violation of Article 6 of this Agreement is proven.

2.           “Restricted Territory” as used herein means: (1) Wake County, North Carolina; (2) all contiguous counties to Wake County, North Carolina; and (3) any county with a branch or loan office established during the term of this Agreement.  The parties agree that if any of these separate territories are deemed too broad to be enforced by a court of competent jurisdiction, that the territories are divisible and severable territories which may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions.

3.           “Customer” as used herein means any individual, joint venturer, entity of any sort, or other business partner of the Employer, with, for or to whom the Employer has provided Financial Products or Services during the last two (2) years of the Executive’s employment with the Employer; or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of Financial Products or Services within the last two (2) years of the Executive’s employment with the Employer.

4.           “Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Article 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Employer.

Article 7
Miscellaneous

7.1           Successors and Assigns.  (a)  This Agreement is binding on successors.  This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer.  By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b)           This Agreement is enforceable by the Executive’s heirs.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)           This Agreement is personal and is not assignable.  This Agreement is personal in nature.  Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly permitted.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.  If the Executive attempts an assignment or transfer that is contrary to this section 7.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

7.2           Governing Law, Jurisdiction and Forum.  This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than North Carolina.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in North Carolina.  Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Wake County, North Carolina or in the federal court having jurisdiction in Cary, North Carolina.  The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

7.3           Entire Agreement.  This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive.  Any oral or written statements, representations, agreements, or understandings made or entered into before or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.  Benefits payable under this Agreement shall not be reduced by any benefits payable under the Salary Continuation Agreement between the Executive and the Bank, as that agreement may be amended or restated, and benefits payable under the Salary Continuation Agreement likewise shall not be reduced by any benefits payable under this Agreement.  This Agreement supersedes and replaces in its entirety the October 24, 2007 Employment Agreement entered into by the Executive, the Bank, and the Corporation.

7.4           Notices.  Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

7.5           Severability.  In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6           Captions and Counterparts.  The captions in this Agreement are solely for convenience.  The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7           Amendment and Waiver.  This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.8           Compliance with Internal Revenue Code Section 409A.  The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision.  However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

Witnesses	Crescent Financial Corporation

By:

Its:

Witnesses	Crescent State Bank

By:

Its:

Witnesses	Executive

/s/ Thomas E. Holder, Jr.
Thomas E. Holder Jr.

County of Wake	)
) ss:
State of North Carolina)

Before me this ___ day of _______________, 2008, personally appeared the above named ____________________ and Thomas E. Holder Jr., who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

(Notary Seal)	Notary Public

My Commission Expires: